EXHIBIT 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

OUR FILE NUMBER

244,010-002

May 13, 2004

El Pollo Loco, Inc.

3333 Michelson Drive, Suite 550

Irvine, CA 92612

Re:	Registration of Securities of El Pollo Loco, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-4 of El Pollo Loco, Inc., a Delaware corporation (the “Company”), in connection with the proposed offer (the “Exchange Offer”) to exchange any and all of the Company’s outstanding 9¼% Senior Secured Notes due 2009 (the “Old Notes”) for the Company’s 9¼% Senior Secured Notes due 2009 (the “Exchange Notes”) that are being registered pursuant to the Registration Statement.

We are of the opinion that the Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and, when the Exchange Notes are executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, and upon the authentication of the certificate or certificates representing the Exchange Notes by a duly authorized signatory of the Trustee, such Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’MELVENY & MYERS LLP